IDT Corporation Board of Directors Authorizes New Stock Buyback Program

NEWARK, N.J. – June 15, 2006 – IDT Corporation (NYSE: IDT, IDT.C) today announced that its Board of Directors has authorized a stock repurchase program providing for the repurchase of up to twenty-five million (25,000,000) shares of Class B Common Stock and Common Stock without regard to class. IDT's Class B Common Stock and Common Stock trade on the New York Stock Exchange under the symbols "IDT" and "IDT.C', respectively. There are currently 70,980,070 shares of IDT Class B Common Stock outstanding and 15,453,073 shares of IDT Common Stock outstanding.

The Board of Directors also authorized the termination of IDT's previous stock repurchase program, under which IDT had authority to purchase an additional 1.9 million of shares of Common Stock and 11.7 million of shares of Class B Common Stock.

About IDT
IDT Corporation, through its IDT Telecom subsidiary, is a facilities-based, multinational carrier that provides a broad range of telecommunications services to retail and wholesale customers worldwide. IDT Telecom, by means of its own international telecommunications backbone and fiber optic network infrastructure, provides its customers with integrated and competitively priced international and domestic long distance and domestic all-distance telephony and prepaid calling cards. IDT Entertainment is the IDT subsidiary focused on developing, acquiring, producing and distributing computer-generated and traditionally animated productions and other productions for the film, broadcast and direct-to-consumer markets. IDT Capital is the IDT division principally responsible for the Company's initiatives in brochure distribution, retail energy and new technologies. Net2Phone, Inc., a subsidiary of IDT Corporation, is a provider of high-quality global retail Voice over IP services and offers a fully outsourced cable telephony service to cable operators allowing cable operators to provide residential phone service to their subscribers.

IDT Corporation’s Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C respectively.

Important Note: In this press release, all statements that are not purely about historical facts, including, but not limited to, those include the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent IDT’s current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in IDT’s most recent report on SEC Form 10-K (under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K and other filings IDT may make with the SEC.

Contact:
Gil Nielsen, VP Corporate Communications	Yossi Cohn, Investor Relations
IDT Corporation	IDT Corporation
973-438-3553	973-438-3858